Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PVF Capital Corp. on Pre-Effective Amendment No. 1 to Form S-3 of our report dated September 22, 2010 on the financial statements of PVF Capital Corp. appearing in the June 30, 2010 Form 10-K of PVF Capital Corp. and to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Cleveland, Ohio

June 15, 2011